Insider Trading Policy
(Effective December 13, 2024)

PURPOSE:
Federal and state securities laws prohibit individuals from trading in the securities of a company while they are aware of material information about that company that is not generally known or available to the public. Such trading is often referred to as “insider trading.” The purpose of this Insider Trading Policy (this “Policy”) is to prevent insider trading or allegations of insider trading, and to protect the reputation for integrity and ethical conduct of Option Care Health, Inc. (“Option Care Health”).

POLICY:
Applicability of Policy and Certain Definitions
A.Material Nonpublic Information means material information (described below) that has either not been disclosed to the public generally or has been disclosed so recently that sufficient time has not yet passed to allow the information to become widely available among investors and the financial community. Generally, information is public only if it has been disseminated through a widely circulated press release, a filing made with the Securities and Exchange Commission or a conference call or webcast that was announced in advance and publicly accessible.
B.Material Information means information about a company a reasonable investor would consider important to an investment decision, or information that could reasonably be expected to influence the price of that company’s securities. While the materiality of information will depend on the specific facts and circumstances, examples of categories of information that are more likely to be considered material, or may be presumptively material, include:
◦Financial results or significant changes to financial condition
◦Projections of future financial results, including earnings or losses
◦Significant new products or services
◦Significant pricing changes
◦Gain or loss of a major contract or strategic alliance
◦New equity or debt offerings or other significant financing transactions
◦Significant litigation or regulatory exposure due to actual or threatened litigation or regulatory action
◦Significant cybersecurity incidents
◦Major management changes or changes in control of the company
◦News of a pending or proposed merger, or significant divestiture or acquisition
◦Default under a significant financing arrangement, or financial liquidity problems
◦Major restructuring actions or asset impairments
◦Changes in auditors
◦Major events regarding a company’s securities (such as defaults, redemptions, stock splits, repurchase plans, changes in dividends)
I.Covered Persons. This Policy applies to:

1.All Option Care Health Personnel. All directors, officers and employees of Option Care Health and its subsidiaries (“Option Care Health Personnel”), as well as members of their immediate families and others living in the same household.
2.Related Parties. Any other person or entity, including a trust, corporation, partnership or other association, whose transactions in Option Care Health’s securities are directed by any person covered by paragraph C(1) or are subject to that person’s influence or control.
The individuals and entities described in paragraphs C(1) and C(2) are “Covered Persons.”

In the event of a termination of employment or service to Option Care Health, any person who ceases to be a Covered Person when they are aware of material nonpublic information will continue to be subject to the restrictions of this Policy until that information becomes public or is no longer material. Accordingly, the blackout periods and pre-clearance may continue to apply after ceasing to be a Covered Person based on the circumstances at the time of separation.
I.Covered Transactions. The securities trading that this Policy covers includes purchases and sales of Option Care Health common stock, options to acquire common stock and any other securities Option Care Health may issue from time to time, such as preferred stock, warrants and convertible debentures, and purchases and sales of derivative securities relating to Option Care Health’s stock, whether or not issued by Option Care Health, such as exchange- traded options. Trading covered by this Policy may or may not include transactions under Option Care Health sponsored plans as follows:
1.Stock Option Exercises. The Policy’s trading restrictions do not apply to the purchase of Option Care Health stock through the exercise of stock options granted by Option Care Health (whether by cash exercise, stock swap or net exercise, to the extent such forms of exercise are permitted by Option Care Health). The trading restrictions do apply to any subsequent sale of Option Care Health stock acquired through an option exercise; and, therefore, do apply to a broker-assisted cashless exercise.
2.Restricted Stock/Unit and Performance Stock/Unit Awards. The Policy’s trading restrictions do not apply to the vesting of restricted stock/units or performance stock/units, or to the exercise of a tax withholding right pursuant to which the person elects to have Option Care Health withhold shares of stock to satisfy tax withholding requirements upon vesting, to the extent such withholding is permitted by Option Care Health. The trading restrictions do apply to any market sales of shares.
3.Certain Gifts. The Policy’s trading restrictions do not apply to a bona fide gift of Option Care Health stock so long as either (i) the recipient of the gift is subject to the same trading restrictions under this Policy as are applicable to you, or (ii) you otherwise have no reason to believe that the recipient intends to sell the securities during any period in effect at the time of the gift pursuant to which you would not be permitted to trade pursuant to the terms of this Policy. Directors and Section 16 officers of Option Care Health must obtain pre-clearance of any gift of Option Care Health stock as set forth below.

Statement of Policy

Insider trading involves trading at any time when the person making the purchase or sale is aware of material nonpublic information regarding the company whose securities are being traded. If you have a doubt or question about whether you are aware of material nonpublic information concerning Option Care Health or another company, you should contact Option Care Health’s General Counsel at OCH-CorporateSecretary@optioncare.com.

A.No Trading on Material Nonpublic Information
a.Option Care Health Securities. If you are a Covered Person, you must not purchase or sell any Option Care Health securities, or otherwise advise or assist any third- party trading Option Care Health securities, while you are aware of material nonpublic information regarding Option Care Health.
b.Other Companies’ Securities. If you are a Covered Person and you obtain material nonpublic information about any other publicly-held company as a result of your work on behalf of Option Care Health or any of its subsidiaries, you must not trade in that company’s securities. These other publicly-held companies may include suppliers, customers, business partners, competitors and potential merger or acquisition targets.
A.No Disclosure to Others Who Might Trade. If you are a Covered Person, you must not communicate material nonpublic information to any person who does not need that information for a legitimate business purpose or recommend to anyone the purchase or sale of securities when you are aware of material nonpublic information about the company involved. This practice, known as “tipping,” also violates the securities laws and can result in the same civil and criminal penalties that apply to insider trading, even though you did not actually trade and did not benefit from another’s trading.
B.Protect Material Nonpublic Information. To reduce the possibility that material nonpublic information will be inadvertently disclosed:
a.You must treat material nonpublic information as confidential, exercise the utmost caution in preserving the confidentiality of that information, and should not discuss it with any other person who does not need to know it for a legitimate business purpose.
b.You should refrain from discussing material nonpublic information relating to Option Care Health or any public company in public places where such discussions can be overheard.
c.If you become aware of any unauthorized disclosure of material nonpublic information, whether inadvertent or otherwise, you should report such disclosure immediately to Option Care Health’s General Counsel at OCH-CorporateSecretary@optioncare.com.
I.Specific Material Developments. From time to time, material developments known only to a limited number of Option Care Health Personnel may occur and cause Option Care Health to impose on an appropriate group of Option Care Health Personnel additional restrictions on trading. You will be notified if you become part of such a group, and you should not disclose to others the fact that you have been so notified or that additional restrictions on your trading have been imposed.

Policy Prohibiting Pledging, Hedging and Other Speculative Trading

Option Care Health Personnel, as well as family members and anyone designated to engage in securities transactions on behalf of Option Care Health Personnel, are prohibited at all times from engaging in the following transactions with respect to Option Care Health securities:
•holding any Option Care Health securities in a margin account or pledging Option Care Health securities as collateral for a loan;
•engaging in transactions in puts, calls, or other derivative transactions relating to Option Care Health securities;
•short sales of Option Care Health securities (selling securities not owned at the time of sale); and
•purchasing any financial instruments (including prepaid variable forward contracts, equity swaps, zero cost collars and exchange funds) that are designed to hedge or offset any decrease in the market value of Option Care Health securities.
These restrictions apply to all Option Care Health securities owned directly or indirectly by Option Care Health Personnel, including Option Care Health securities owned by family members where the Option Care Health Personnel is deemed to beneficially own such securities, and their respective designees. However, the restrictions do not prevent any Option Care Health Personnel or their family members or their designees from engaging in general portfolio diversification or investing in broad-based index funds.

Additional Restrictions on Corporate Insiders

Directors and Section 16 officers of Option Care Health and other officers and key employees of Option Care Health and its subsidiaries who have been designated as “Corporate Insiders” by the General Counsel, as well as related parties of such individuals, are subject to additional restrictions on trading Option Care Health securities as set out in the attached Addendum. Option Care Health may also, from time to time, impose on all or an appropriate group of Covered Persons additional restrictions on trading Option Care Health securities when circumstances warrant. You will be notified by the General Counsel if you are subject to these additional Covered Persons restrictions.

Application of the Policy to Option Care Health

It is Option Care Health’s policy that any transactions by Option Care Health, including repurchases of Option Care Health securities, will comply with applicable laws with respect to insider trading, and Option Care Health will not trade in its own securities when there is material nonpublic information about Option Care Health.

Consequences of Violating Laws and Policy
A.Disciplinary Action. Option Care Health Personnel who fail to comply with this Policy will be subject to appropriate disciplinary action, which may include, among other consequences, the ineligibility to participate in Option Care Health’s equity incentive plans or termination of employment.
B.Civil and Criminal Penalties. Under federal securities laws, the penalties for violating insider trading laws are severe. If you trade on (or tip) material nonpublic information, you are subject to civil penalties of up to three times the profit gained or loss avoided, criminal fines of up to $5,000,000 and up to 20 years imprisonment.
Questions

Questions regarding any of the provisions or procedures of this Insider Trading Policy should be directed to the General Counsel at OCH-CorporateSecretary@optioncare.com.

ADDENDUM TO INSIDER TRADING POLICY
Additional Requirements and Responsibilities for Corporate Insiders

Purpose

This Addendum supplements the Option Care Health Insider Trading Policy and applies to
Corporate Insiders, as defined below. Corporate Insiders are subject to both the requirements of the Insider Trading Policy as well as to additional procedures and requirements described below to help prevent inadvertent violations of federal securities laws, to avoid even the appearance of impermissible insider trading, and to facilitate their compliance with certain legal requirements not applicable to Option Care Health Personnel generally.

Persons Covered

The individuals and entities described below are “Corporate Insiders.”

•Directors and Section 16 Officers. All provisions of this Addendum apply to the directors and officers of Option Care Health subject to Section 16 of the Securities Exchange Act of 1934 (together, referred to herein as “Section 16 Persons”).
•Other Officers and Key Employees. Designated provisions of this Addendum apply to certain other officers and key employees of Option Care Health and its subsidiaries. These other officers and key employees, whose duties cause them to regularly have access to material nonpublic information about Option Care Health, will be notified by the General Counsel that they are subject to this Addendum.
•Related Parties. If you are covered by either of the above categories, then this Addendum also applies to the same extent to your immediate family members and other individuals living in your household (“Family Members”), and to any other person or entity, including a trust, corporation, partnership or other association, whose transactions in Option Care Health securities are directed by you or your Family Members or are subject to the influence or control of you or your Family Members. Also, you are responsible for informing all Family Members and such related parties of the requirements of this Addendum.
Blackout Periods for Corporate Insiders

Trading Not Permitted During Blackout Periods. If you are a Corporate Insider, you may not purchase, sell or otherwise trade Option Care Health securities during the period beginning on the 15th day of the last calendar month of each fiscal quarter and continuing through the second trading day following the public release of Option Care Health’s financial results for that fiscal quarter (each such period being a “blackout period”). For the sake of clarity, if quarterly financial results are release before the open of market on a certain day, that day will count as the first trading day following the public release of such results. If a Corporate Insider wishes to trade outside of a blackout period, the person may do so only if he or she is not then aware of any material nonpublic information and has complied with the notification and pre-clearance procedures described below.

Illustration – Blackout Period: If financial results for the quarter ended March 31 are released after the stock market closes on April 26, then Corporate Insiders are prohibited from trading from March 1 through April 28, but could trade from April 29 through June 14, if April 27 and 28 are trading days on the Nasdaq Stock Market and unless they are aware of material nonpublic information or have not complied with the notification and pre-clearance procedures below.

Preclearance Requirements for Trades Outside of Blackout Periods

Notices of Intended Transaction and Requests for Approval. If you are a Corporate Insider, you may not engage in any transaction involving Option Care Health securities outside blackout periods without first obtaining pre-clearance of that transaction from Option Care Health’s General Counsel. Prior to initiating any transaction in Option Care Health securities outside a blackout period, you must deliver to the General Counsel an electronic notice (at the e-mail address below) that includes the type and maximum number of Option Care Health securities you wish to trade, the terms of the proposed transaction (if any), and the certifications set forth on the attached Exhibit A. This form should be submitted via e-mail to OCH-CorporateSecretary@optioncare.com. The General Counsel may approve modifications to this notice process and pre-clearance notice form or require additional certifications in connection with providing clearance.

Clearance to Proceed with a Transaction. No pre-clearance notice will be an effective clearance to a trade unless and until the General Counsel or his or her designee responds to the notice with his or her approval in writing. Any such approval will be valid for two full trading days following approval, unless an earlier deadline is imposed by the General Counsel. However, the overarching prohibition on trading when you are aware of material nonpublic information regarding Option Care Health remains in effect.

Exceptions for Approved 10b5-1 Plans
Transactions by Corporate Insiders in Option Care Health securities that are executed pursuant to a 10b5-1 plan approved in writing in advance by the General Counsel are not subject to prohibition on trading based on material nonpublic information or the restrictions in this Addendum relating to the pre-clearance approval process or window periods.

Rule 10b5-1 provides an affirmative defense from insider trading liability under the federal securities laws for trading plans that meet certain requirements. In general, a 10b5-1 plan must be entered into during a permitted trading period and when you are not aware of material nonpublic information and comply with the other requirements set forth on Exhibit B

The rules related to the adoption and administration of 10b5-1 plans are under heavy regulatory scrutiny and are subject to change. For more information about adopting a 10b5-1 plan, please contact the General Counsel at OCH-CorporateSecretary@optioncare.com.

EXHIBIT A

GENERAL FORM OF CORPORATE INSIDER REQUEST FOR APPROVAL TO TRADE

•I certify I do not have any material non-public information related to Option Care Health;
•In connection with my proposed transaction, I certify that, in making this request, I am complying with the applicable provisions of the Option Care Health, Inc. Insider Trading Policy;
•I understand that clearance for the transaction(s), if granted, will be valid only until the earlier of (i) the two full trading days after clearance is granted and (ii) the trading window closing; and
•If I become aware of any material non-public information prior to the trade occurring, I will not execute the trade.

EXHIBIT B

RULE 10B5-1 TRADING PLAN TRANSACTIONS POLICY
Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, provides a defense from insider trading liability under Rule 10b-5. In order to be eligible to rely on this defense, a person subject to this Policy must enter into a Rule 10b5-1 plan for transactions in Option Care Health securities that meets certain conditions specified in that rule. Once the plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party.

The following guidelines apply to all Rule 10b5-1 Plans (unless otherwise approved by the General Counsel):

•For Section 16 Persons, no transaction may take place under a Rule 10b5-1 Plan until expiration of a cooling-off period consisting of the later of (a) 90 days after adoption or modification (as specified in Rule 10b5-1) of the Rule 10b5-1 Plan or (b) two business days following the disclosure of Option Care Health’s financial results in a Form 10-Q or Form 10-K for the fiscal quarter (Option Care Health’s fourth fiscal quarter in the case of a Form 10-K) in which the Rule 10b5-1 Plan was adopted or modified (as specified in Rule 10b5-1), but in any event, this required cooling-off period is subject to a maximum of 120 days after adoption of the plan.

•For persons other than Section 16 Persons, no transaction may take place under a Rule 10b5-1 Plan until the expiration of a cooling-off period that is 30 days following the adoption or modification (as specified in Rule 10b5-1) of a Rule 10b5-1 Plan.
•Subject to certain limited exceptions specified in Rule 10b5-1, you may not have more than one Rule 10b5-1 Plan in effect at any same time.
•Subject to certain limited exceptions specified in Rule 10b5-1, you may only enter into a Rule 10b5-1 Plan that is designed to effect an open market purchase or sale of the total amount of securities subject to the Rule 10b5-1 Plan as a single transaction (a “single-transaction plan”) if you have not entered into a “single-transaction plan” in the prior 12 months.
•You must act in good faith with respect to a Rule 10b5-1 Plan. A Rule 10b5-1 Plan cannot be entered into as part of a plan or scheme to evade the prohibition of Rule 10b5. Therefore, although modifications to an existing Rule 10b5-1 Plan are not prohibited, a Rule 10b5-1 Plan should be adopted with the intention that it will not be amended or terminated prior to its expiration.
•Section 16 Persons must include a representation in the Rule 10b5-1 Plan that (i) the person is not aware of material, nonpublic information about Option Care Health or Option Care Health securities and (ii) the person is adopting the plan in good faith and not as part of plan or scheme to evade the prohibitions of Rule 10b-5.
For purposes of the above, a modification as specified in Rule 10b5-1 includes any modification of a Rule 10b5-1 Plan that changes the amount, price or timing of the purchase or sale of securities underlying the 10b5-1 Plan.